EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Announces Record Second Quarter 2014 Income From Operations

•	Record quarterly income from operations of $266.8 million, increasing 13% from second quarter 2013.

•	Generated cash from operating activities of $432.2 million in the first six months of 2014.

•	Completed the acquisition of Vinnolit Holdings GmbH on July 31, 2014.

•	Completed the initial public offering of Westlake Chemical Partners, LP, a master limited partnership, on August 4, 2014.
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the second quarter of 2014 was $169.4 million, or $1.26 per diluted share, on net sales of $998.6 million. This represents an increase in net income of $23.6 million, or $0.17 per diluted share, compared to the quarter ended June 30, 2013 net income of $145.8 million, or $1.09 per diluted share, on net sales of $939.0 million. Net sales for the second quarter of 2014 increased by $59.6 million compared to net sales for the second quarter of 2013, mainly attributable to higher sales prices for most of our major Olefins products and higher sales volumes for polyethylene, styrene and caustic soda, partially offset by lower sales volumes for PVC resin and ethylene co-products due to the first quarter 2014 Calvert City, Kentucky complex plan maintenance turnaround and the ethylene plant conversion from propane to ethane feedstock both of which extended into the second quarter of 2014, respectively. Income from operations was $266.8 million for the second quarter of 2014 as compared to $235.2 million for the second quarter of 2013. Income from operations for the second quarter of 2014 benefited primarily from improved olefins integrated product margins, as higher sales prices more than offset the increase in feedstock and energy costs, and higher olefins sales volumes. The second quarter 2014 income from operations was negatively impacted by higher cost inventory that was produced from propane feedstock in the first quarter of 2014 that flowed through cost of sales in the second quarter, costs associated with the first quarter 2014 maintenance turnaround and other activities at our Calvert City complex that carried over into the second quarter of 2014 and lower PVC resin sales volume in the second quarter of 2014 as compared to the second quarter of 2013. In addition, the second quarter of 2014 was negatively impacted by an unplanned outage at one of our ethylene units in Lake Charles, Louisiana.
Second quarter 2014 net income of $169.4 million, or $1.26 per diluted share, increased by $11.4 million from the $158.0 million, or $1.18 per diluted share, reported in the first quarter of 2014. Net sales in the second quarter of 2014 were $998.6 million compared to sales of $1,027.7 million in the first quarter of 2014, a decrease of $29.1 million. The decrease in sales was largely the result of lower sales volumes for polyethylene, ethylene co-products and PVC resin, partially offset by higher selling prices for polyethylene and PVC resin. Second quarter 2014 income from operations of $266.8 million increased $18.7 million from first quarter of 2014 income from operations of $248.1 million primarily due to the negative impact in the first quarter 2014 of the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the maintenance turnaround at our Calvert City complex and our Calvert City ethylene plant’s feedstock conversion and expansion project. Income from operations in the second quarter of 2014 was negatively impacted by higher cost inventory produced from propane feedstock, costs associated with the Calvert City maintenance turnaround, lower PVC resin sales volume and an unplanned outage at one of our Lake Charles ethylene units.

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For the six months ended June 30, 2014, net income was $327.5 million, or $2.44 per diluted share, on net sales of $2,026.3 million. This represents an increase in net income of $58.3 million, or $0.43 per diluted share, from the six months ended June 30, 2013 net income of $269.2 million, or $2.01 per diluted share, on net sales of $1,803.7 million. Net sales for the six months ended June 30, 2014 increased by $222.6 million compared to the prior year period mainly due to higher sales prices and sales volumes for most of our major Olefins products and sales contributed by our specialty PVC pipe business, which we acquired in May 2013, partially offset by lower ethylene co-products, PVC resin and styrene sales volumes. Income from operations was $514.8 million for the six months ended June 30, 2014 as compared to $429.3 million for the six months ended June 30, 2013, an increase primarily attributable to improved olefins integrated product margins and higher olefins volumes. The increase in income from operations for the six months ended June 30, 2014 was partially offset by lost production and related costs resulting from the planned downtime associated with the maintenance turnaround and project work at our Calvert City complex during the first quarter of 2014.
Albert Chao, President and Chief Executive Officer, said, "Our second quarter results reflect record quarterly income from operations. We continue to benefit from low cost, ethane-based ethylene production that is the result of North American shale oil and gas production, as well as from the increased ethylene capacity from our recent ethylene expansion projects. During the quarter we announced two strategic initiatives. We completed the acquisition of German-based Vinnolit Holdings GmbH and its subsidiaries on July 31, which allows us to expand our chlor-vinyl business globally and adds important specialty PVC products to our product portfolio. In addition, on August 4, we completed the initial public offering of Westlake Chemical Partners, LP, a master limited partnership (MLP). We believe the MLP creates value for our shareholders and provides a platform for future growth.”
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $319.9 million for the second quarter of 2014 increased $44.6 million compared to $275.3 million in the second quarter of 2013. EBITDA for the second quarter of 2014 increased $23.4 million compared to EBITDA of $296.5 million in the first quarter of 2014. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $432.2 million in the first six months of 2014. Capital expenditures for the first six months of 2014 were $216.9 million. As of June 30, 2014 we had cash of $876.1 million and our long-term debt was $763.9 million.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $238.7 million in the second quarter of 2014, an increase of $51.0 million compared to $187.7 million reported in the second quarter of 2013. This increase was mainly attributable to higher olefins integrated product margins in the second quarter of 2014 as compared to the prior year period, as the increase in sales prices outpaced increases in feedstock and energy costs. In addition, second quarter 2014 income from operations benefited from higher polyethylene and styrene sales volumes as compared to the second quarter of 2013.
The Olefins segment reported income from operations of $238.7 million for the second quarter of 2014, a decrease of $33.6 million from the $272.3 million reported in the first quarter of 2014. The decrease in operating income was primarily due to lower sales volumes for polyethylene and lower ethylene production resulting from the unplanned outage at one of our ethylene units in Lake Charles, partially offset by higher polyethylene sales price.
The Olefins segment reported income from operations of $511.0 million for the six months ended June 30, 2014 as compared to income from operations of $348.7 million for the six months ended June 30, 2013, an increase of $162.3 million. This increase was mainly attributable to improved olefins integrated product margins primarily as a result of the increased ethylene production at our Lake Charles complex after the first quarter 2013 completion of the Petro 2 ethylene unit expansion and its conversion to 100% ethane feedstock capability. In addition, olefins integrated product margins for the six months ended June 30, 2014 benefited from an increase in sales prices that outpaced increases in feedstock and energy costs as compared to the prior year period. Further, income from operations for the six months ended June 30, 2014 benefited from higher sales volumes for most of our major products and improved production rates as compared to the prior year period. Income from operations for the six months ended June 30, 2013 was negatively impacted by the lost production, unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the Lake Charles Petro 2 ethylene unit.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $38.1 million in the second quarter of 2014 compared to income from operations of $52.9 million in the second quarter of 2013, a decrease of $14.8 million. The second quarter 2014 income from operations was negatively impacted by higher cost inventory that was produced from propane feedstock in the first quarter of 2014 that flowed through cost of sales in the second quarter of 2014 and costs associated with the first quarter 2014 maintenance turnaround and other activities at our Calvert City complex that carried over into the second quarter of 2014. In addition, second quarter 2014 income from operations was negatively impacted by lower PVC resin sales volumes primarily caused by lost production resulting from the first quarter 2014 maintenance turnaround activities at our Calvert City complex that extended into the second quarter of 2014.
The Vinyls segment reported income from operations of $38.1 million in the second quarter of 2014, an increase of $59.2 million compared to an operating loss of $21.1 million in the first quarter of 2014. The increase in operating income in the second quarter was primarily the result of the negative impact in the first quarter of 2014 of the lost sales and production and related costs associated with the maintenance turnaround at our Calvert City complex. In addition, the second quarter of 2014 benefited from higher PVC prices and continued ramp up of production of our Geismar, Louisiana chlor-alkali plant. This was partially offset by lower sales volumes for PVC resin and higher cost inventory produced from propane feedstock that flowed through cost of sales in the second quarter of 2014.
The Vinyls segment reported income from operations of $17.0 million for the six month ended June 30, 2014 as compared to income from operations of $96.6 million for the six months ended June 30, 2013, a decrease of $79.6 million. This decrease was primarily driven by the lost sales, lower production rates and the expensing of $20.4 million related to unabsorbed fixed manufacturing costs and other costs associated with the maintenance turnaround at our Calvert City complex and our Calvert City ethylene plant’s feedstock conversion and expansion project. In addition, income from operations for the six months ended June 30, 2014 was negatively impacted by lower PVC resin sales volumes, lower caustic sales prices, the severe winter weather experienced in early 2014 and prior to the completion of the Calvert City ethylene plant’s feedstock conversion project, lower vinyls integrated product margins attributable to significantly higher propane costs.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding cost advantages related to North American shale gas production are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC in February 2014.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2014 results will be held Tuesday, August 5, 2014 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (866) 825-3209, or (617) 213-8061 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 91937382.
A replay of the conference call will be available beginning four hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, August 12, 2014. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 62091806
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/tmgweget/lan/en and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

	(In thousands of dollars, except per share data)
Net sales	$998,576	$939,047	$2,026,252	$1,803,694
Cost of sales	692,605	665,560	1,433,271	1,302,398
Gross profit	305,971	273,487	592,981	501,296
Selling, general and administrative expenses	39,183	38,260	78,138	72,014
Income from operations	266,788	235,227	514,843	429,282
Interest expense	(9,539)	(5,343)	(18,696)	(11,624)
Other income (expense), net	4,601	(95)	7,110	3,424
Income before income taxes	261,850	229,789	503,257	421,082
Provision for income taxes	92,407	83,973	175,782	151,919
Net income	$169,443	$145,816	$327,475	$269,163
Earnings per share: (1)
Basic	$1.27	$1.09	$2.45	$2.01
Diluted	$1.26	$1.09	$2.44	$2.01

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(1)
On February 14, 2014, our Board of Directors authorized a two-for-one split of our common stock. Stockholders of record as of February 28, 2014 were entitled to one additional share for every share outstanding, which was distributed on March 18, 2014. Per share data for the three and six months ended June 30, 2013 have been restated to reflect the effect of the stock split.

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2014	December 31, 2013

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$876,067	$461,301
Marketable securities	—	239,388
Accounts receivable, net	454,281	428,457
Inventories	437,519	471,879
Other current assets	54,636	48,057
Total current assets	1,822,503	1,649,082
Property, plant and equipment, net	2,217,049	2,088,014
Other assets, net	329,817	323,813
Total assets	$4,369,369	$4,060,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities (accounts payable and accrued liabilities)	$386,929	$404,858
Long-term debt	763,938	763,879
Other liabilities	490,429	473,569
Total liabilities	1,641,296	1,642,306
Stockholders' equity	2,728,073	2,418,603
Total liabilities and stockholders' equity	$4,369,369	$4,060,909

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2014	2013

	(In thousands of dollars)
Cash flows from operating activities
Net income	$327,475	$269,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,474	75,566
Deferred income taxes	19,359	60,425
Other balance sheet changes	(9,066)	(149,674)
Net cash provided by operating activities	432,242	255,480
Cash flows from investing activities
Acquisition of business	—	(178,309)
Additions to equity investments	—	(6,113)
Additions to property, plant and equipment	(216,912)	(297,873)
Construction of assets pending sale-leaseback	—	(136)
Proceeds from disposition of assets	13	62
Proceeds from repayment of loan to affiliate	—	167
Proceeds from sales and maturities of securities	342,045	209,785
Purchase of securities	(117,332)	(114,881)
Settlements of derivative instruments	(290)	(1,588)
Net cash provided by (used for) investing activities	7,524	(388,886)
Cash flows from financing activities
Dividends paid	(33,623)	(25,120)
Proceeds from exercise of stock options	4,187	2,656
Repurchase of common stock for treasury	—	(13,283)
Windfall tax benefits from share-based payment arrangements	4,436	4,576
Net cash used for financing activities	(25,000)	(31,171)
Net increase (decrease) in cash and cash equivalents	414,766	(164,577)
Cash and cash equivalents at beginning of period	461,301	790,078
Cash and cash equivalents at end of period	$876,067	$625,501

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

	(In thousands of dollars)
Net external sales
Olefins	$699,053	$623,341	$1,421,851	$1,206,186
Vinyls	299,523	315,706	604,401	597,508
	$998,576	$939,047	$2,026,252	$1,803,694
Income (loss) from operations
Olefins	$238,657	$187,661	$510,990	$348,719
Vinyls	38,129	52,906	17,015	96,569
Corporate and other	(9,998)	(5,340)	(13,162)	(16,006)
	$266,788	$235,227	$514,843	$429,282
Depreciation and amortization
Olefins	$26,721	$26,554	$53,368	$49,900
Vinyls	21,623	13,534	40,791	25,418
Corporate and other	158	122	315	248
	$48,502	$40,210	$94,474	$75,566
Other income (expense), net
Olefins	$1,199	$1,151	$2,653	$5,161
Vinyls	(213)	(520)	(247)	(945)
Corporate and other	3,615	(726)	4,704	(792)
	$4,601	$(95)	$7,110	$3,424

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2014	2013	2014	2013

	(In thousands of dollars)
EBITDA	$296,536	$319,891	$275,342	$616,427	$508,272
Less:
Provision for income taxes	83,375	92,407	83,973	175,782	151,919
Interest expense	9,157	9,539	5,343	18,696	11,624
Depreciation and amortization	45,972	48,502	40,210	94,474	75,566
Net income	158,032	169,443	145,816	327,475	269,163
Changes in operating assets and liabilities	46,198	39,210	(37,547)	85,408	(74,108)
Deferred income taxes	8,275	11,084	30,959	19,359	60,425
Net cash provided by operating activities	$212,505	$219,737	$139,228	$432,242	$255,480

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2014 vs. Second Quarter 2013		Second Quarter 2014 vs. First Quarter 2014
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+7.4%	+4.8%	+1.1%	-4.4%
Vinyls	+1.0%	-6.2%	+4.7%	-6.8%
Company	+5.2%	+1.1%	+2.2%	-5.1%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014
Ethane (cents/lb)	9.2	8.4	8.8	11.4	9.8
Propane (cents/lb)	21.6	24.4	28.4	30.8	25.2
Ethylene (cents/lb) (2)	58.5	54.3	52.3	55.1	55.5
Polyethylene (cents/lb) (3)	100.0	101.7	105.0	107.7	109.0
Styrene (cents/lb) (4)	81.8	83.2	81.8	86.9	82.2
Caustic soda ($/short ton) (5)	625.8	605.8	582.5	579.2	595.0
Chlorine ($/short ton) (6)	255.0	248.3	245.0	236.7	232.5
PVC (cents/lb) (7)	62.2	61.5	60.5	66.5	69.5
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.

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